ADVISORY AGREEMENT


         THIS ADVISORY AGREEMENT (this "Agreement") is entered into effective as of May 1, 1997, by and between Snyder Oil Corporation, a Delaware corporation (the "Company"), and Thomas J. Edelman ("Advisor" or "Mr. Edelman");

                                                    WITNESSETH:

         WHEREAS, the Company wishes to continue to benefit from the advice, experience and knowledge of Mr. Edelman; and

         WHEREAS, Advisor is willing to advise the Company, upon the terms and conditions contained herein;

         NOW, THEREFORE, for and in consideration of the compensation to be paid Mr. Edelman under this Agreement and the mutual promises, covenants, and undertakings contained herein, the Company and Advisor agree as follows:

         1. Independent Contractor: There shall be created pursuant to this Agreement an independent contractor relationship between the Company and Advisor whereby Mr. Edelman shall supply advisory services to the Company in accordance with and subject to the terms and conditions set forth herein.

         2. Term: The term of this Agreement shall be for a three-year period ending April 30, 2000, unless earlier terminated pursuant to its provisions.

         3. Services: During the term of this Agreement, and subject to his reasonable availability, Mr. Edelman shall provide such advisory services as the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company (the "CEO") may reasonably request or that Mr. Edelman believes might be valuable to the Company, including assisting the Board and the CEO in such strategic and financial matters, acquisition strategy or other projects as the Board or the CEO deems appropriate. Advisor agrees to make all reasonable efforts to attend Board meetings at the request of the Chairman of the Governance Committee of the Board. The method of performance, hours utilized and other details of Advisor's services hereunder shall be within Mr. Edelman's sole control. While retained as an advisor by the Company, Advisor shall have the right to devote his time and efforts to whatever other business, professional, public service, or community pursuits as he may elect. The Company recognizes that Mr. Edelman currently is an officer and director of Patina Oil & Gas Corporation and Lomak Petroleum, Inc., is a director of certain other public companies and may have similar business relationships in the future. Consequently, except to the extent specifically provided for in a separate agreement, Advisor has no obligation to offer the Company any opportunities of which he becomes aware.

         4.       Compensation and Expense Reimbursement:

                  A. General Services Fee: As compensation for his services during the term of this Agreement, Mr. Edelman shall receive a monthly fee, payable on the 15th of each month beginning May 15, 1997, in the amount of $10,000.

                  B. Additional Fees: In addition, the Company shall pay Advisor such amounts as the parties may mutually agree from time to time and reflect in one or more separate agreements with respect to Mr. Edelman's performance of any services outside the scope of this Agreement. Specifically, the Company and Advisor may from time to time enter into fee agreements relating to transactions which Advisor brings to the attention of the Company or on which the Company requests Mr. Edelman's assistance. If Advisor becomes entitled to any amount under any such separate agreement during any calendar year, then (1) the amount payable thereunder shall be reduced by one-half of the fees paid pursuant to paragraph 4A of this Agreement during such calendar year and on or before the date of payment of such amount and (2) the fees payable pursuant to paragraph 4A hereof from and after the date of payment under such separate agreement shall be reduced by one-half until the earlier of (a) the end of such calendar year and
(b) the time the reductions under the preceding clauses (1) and (2) equal the amount payable under such separate agreement. The fee payable under paragraph 4A of this Agreement shall not be reduced below $5,000 for any month as the result of the foregoing sentence.

                  C. Expenses: The Company shall promptly reimburse Advisor for all reasonable out-of-pocket expenses incurred by him in performance of his services hereunder, provided that such expenses are in line with the Company's policies and are submitted to the Company (with proper supporting documentation) in accordance with the Company's policy then in effect for employee expense reports. Such expenses shall include, but are not limited to, transportation, hotel accommodations, and such other expenses as might be incurred by Advisor in furtherance of the Company's business.

         5. Confidential Information: Advisor and the Company acknowledge that the Company's and Advisor's businesses are highly competitive and that they may, from time to time, provide each other with access to confidential information. Both parties agree that they will not make any unauthorized disclosure of confidential business information obtained from each other ("Confidential Information"), or make any unauthorized use thereof. However, each party shall be permitted to disclose Confidential Information as is required by law, including deposition or trial testimony pursuant to subpoena, provided that if they are requested or required (by oral question, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, if reasonably possible under the circumstances as determined in good faith, they will promptly notify the other party of such request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Agreement.

         In the absence of a protective order or the receipt of a waiver hereunder, or in the good faith determination of Advisor that time is of the essence, Advisor shall obtain legal counsel, and if Advisor and/or his counsel in good faith believe that Advisor is compelled to disclose the

Confidential Information or be exposed to liability for contempt or suffer other censure or penalty, Advisor may disclose only such Confidential Information to the party compelling disclosure as is required by law, as determined by Advisor on advice of counsel. Advisor further agrees that he will cooperate with the Company in its efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. All reasonable legal fees, costs and expenses incurred by Mr. Edelman in obtaining legal representation pursuant to his obligations under this paragraph shall be paid by the Company.

         The obligations of the parties set forth in this paragraph 5 shall apply during the term of this Agreement and shall survive for one year following the termination of this Agreement for any reason whatsoever.

         6. Capacity and Benefits: At all times while serving under this Agreement, Advisor shall be an independent contractor and not a common-law employee. Therefore, except to the extent provided in any other agreement between Advisor and the Company, Advisor shall not, during the term of this Agreement, be entitled to participate in the Company's benefit plans and programs for its employees. Further, Advisor will in no way be considered to be an agent, employee, or servant of the Company. Advisor shall have no authority to bind the Company without receiving specific written authority to do so. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

         7.       Termination:

                  A. Disability: If Advisor becomes unable to provide advisory services hereunder during the term of this Agreement by reason of illness or incapacity, then this Agreement shall terminate, and Advisor shall be entitled to the entire monthly fee provided under paragraph 4A hereof for the month in which such termination occurs.

                  B. Death: If Advisor dies during the term of this Agreement, then this Agreement shall terminate, and Advisor shall be entitled to the entire monthly fee provided under paragraph 4A hereof for the month in which Advisor's death occurs.

                  C. Termination by the Company or Advisor: This Agreement may be terminated at any time on or after April 30, 1998, by either party for any reason whatsoever, with or without cause, upon 30 days' prior written notice to the other party. In such event, Advisor shall be entitled to pro-rata compensation under paragraph 4A hereof through the effective date of such termination.

                  D. Expiration of the Term: This Agreement shall terminate automatically and without notice upon the expiration of the three-year term provided in paragraph 2 hereof.

                  E. Other Agreements: If Advisor revokes any portion of the release provided for in that certain Separation Agreement of even date herewith between the Company and Advisor, or if Advisor breaches such Separation Agreement or any other agreement with the Company, then this

Agreement shall automatically terminate effective as of the date of such revocation or breach, as applicable.

                  F. Effect of Termination: Upon termination of this Agreement, all of the parties' obligations, other than the confidentiality obligations under paragraph 5 hereof and the Company's obligation to pay any unpaid fees or unreimbursed expenses under this Agreement, shall terminate. The confidentiality obligations under paragraph 5 hereof and the Company's indemnification of the Advisor, a copy of which is attached to this Agreement as an Exhibit, shall survive termination of this Agreement as set forth in such paragraph and Exhibit.

         8. Notices: For purposes of this Agreement, notice, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified or registered mail, return receipt requested, addressed as follows:

         If to Advisor:
                       Mr. Thomas J. Edelman
                       770 Park Avenue, Apt. 8D
                       New York, New York  10021

         If to the Company:
                           Mr. John C. Snyder
                           Chairman
                           Snyder Oil Corporation
                           777 Main Street, Suite 2500
                           Fort Worth, Texas  76102

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Successor Obligations and Assignment: The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Advisor may assign any rights accruing to him under this Agreement to any affiliated entity with the consent of the Company, which consent shall not be unreasonably withheld.

         10. Amendment: This Agreement may not be modified except by an agreement in writing executed by both the Company and Advisor.

         11. Governing Laws: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

         12. Validity: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.

         13. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         14. Effect of Agreement: The terms of this Agreement shall supersede any obligations and rights of the Company and Advisor respecting advisory services. Nothing in this Agreement shall be construed as permitting either party hereto to directly or indirectly benefit from any confidential business information obtained from the other party during the period that Mr. Edelman was an employee, officer or director of the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the 17 day of April,1997, to be effective as of May 1,1997.


SNYDER OIL CORPORATION

By: /s/ John C. Snyder
   ------------------------------
        John C. Snyder
        Chairman

    /s/ Thomas J. Edelman
   ------------------------------
        Thomas J. Edelman

                                   EXHIBIT TO
                               ADVISORY AGREEMENT

                                                               May 1, 1997



Thomas J. Edelman
770 Park Avenue, Apt. 8D
New York, New York  10021

Dear Mr. Edelman:

         In connection with your engagement to advise and assist us pursuant to the Advisory Agreement dated the date hereof, Snyder Oil Corporation (the "Company") hereby agrees to indemnify and hold harmless Thomas J. Edelman (the "Advisor" or "Mr. Edelman") and his affiliates, to the full extent lawful from against all losses, claims, damages, liabilities and expenses incurred by him (including fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arising out of Mr. Edelman's activities on our behalf under his engagement, and we will reimburse Mr. Edelman or his affiliates indemnified hereunder for all expenses (including fees and disbursements of counsel) as they are incurred by him or such other indemnified person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Mr. Edelman or any other indemnified person is a party. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of the person seeking indemnification hereunder. We also agree that Mr. Edelman or his affiliates, shall have no liability to us for or in connection with such engagement except for such liability for losses, claims, damages, liabilities or expenses incurred by us which is finally judicially determined to have resulted primarily from Mr. Edelman's bad faith or gross negligence. We also agree that we will not, without the prior written consent of Mr. Edelman, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Mr. Edelman or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Mr. Edelman and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding. The foregoing agreement shall be in addition to any rights that Mr. Edelman or any other indemnified person may have at common law or otherwise, including, but not limited to, any right to contribution. We hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against Mr. Edelman or any other indemnified person.



                                   Exhibit - 1

         It is understood that, in connection with Mr. Edelman's above-mentioned Advisory Agreement, Mr. Edelman may also be engaged to act for us in one or more additional capacities, and that the terms of the original Advisory Agreement or any such additional Agreement may be embodied in one or more separate written agreements. This indemnification shall apply to the original Advisory Agreement, any such additional Agreement and any modification of the original Advisory Agreement or such additional Agreement and shall remain in full force and effect following the completion or termination of Mr. Edelman's Agreement(s).

         We further understand that if Mr. Edelman is asked to act for us in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.



Very truly yours,
SNYDER OIL CORPORATION

By:/s/ John C. Snyder
   -----------------------------
       John C. Snyder
       Chairman


Agreed and Accepted:

By:/s/ Thomas J. Edelman
   -----------------------------
       Thomas J. Edelman






                                   Exhibit - 2